EX.99B6(d)

                      SHAREHOLDER ADMINISTRATION AGREEMENT

                          NATIONS FUND PORTFOLIOS, INC.

                                PRIMARY B SHARES


Ladies and Gentlemen:

      We wish to enter into this Shareholder Administration Agreement ("Agreement") with you concerning the provision of administrative support services to your clients ("Customers") who may from time to time beneficially own Primary B Shares in certain portfolios (as listed on Exhibit I) (the "Funds") of Nations Fund Portfolios, Inc. (the "Company").

      The terms and conditions of this Agreement are as follows:

      Section 1. You agree to provide the following administrative support services to your Customers who may from time to time beneficially own Primary B Shares:(1) (i) aggregating and processing purchase and redemption requests for Primary B Shares from Customers and transmitting promptly net purchase and redemption orders to our distributor or transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in Primary B Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Company on behalf of Customers; (iv) providing information periodically to Customers showing their positions Primary B Shares; (v) arranging for bank wires; (vi) responding to Customers' inquiries concerning their investment in Primary B Shares; (vii) providing subaccounting with respect to Primary B Shares beneficially owned by Customers or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (ix) forwarding to Customers proxy statements and proxies containing any proposals regarding this Agreement; (x) employee benefit plan recordkeeping, administration, custody and trustee services; (xi) general shareholder liaison services; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

      Section 2. You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent or, upon the order of, and for the account of, your Customers.

      Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your

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(1) Services may be modified or omitted in the particular case and items relettered or renumbered.

business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby.

      Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Primary B Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by the Distributor or us in writing.

      Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect, except as provided herein. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Primary B Shares (or orders relating to the same) by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

      Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payments therefor, a fee as described in the applicable then current prospectuses. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Primary B Shares of any and all Funds, including the sale of Primary B Shares to you for the account of any Customer or Customers. Compensation payable under this Agreement is subject to, among other things, the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice governing receipt by NASD members of service fees from registered investment companies. In this regard, in no event may the portion of any fee payable hereunder that constitutes a "service fee," as that term is defined in Article III, Section 26(b)(9) of the NASD's Rules of Fair Practice, exceed 0.25% of the average daily net asset value of the Primary B Shares of a Fund.

      Section 7. You agree to provide to us at least quarterly, a written report of the amounts expended by you in connection with the provision of administrative support services hereunder and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 8. We may enter into other similar Agreements with any other person or persons without your consent.

      Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us; (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in Primary B Shares of the Funds, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you and (iii) in the event an issue pertaining to this Agreement is submitted for shareholder approval, and you have the authority from your Customer to do so, you will vote any Primary B Shares held for your own account in the same proportion as the vote of the Primary B Shares held for your Customers' benefit.

      Section 10. You agree to conform to compliance standards adopted by the Company or its distributor as to when a class of shares in a Fund may be appropriately sold to particular investors.

      Section 11. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated. This Agreement is terminable with respect to any series of Primary B Shares, without penalty, at any time by us (which termination may be by a vote of a majority of the disinterested Directors of the Company) or by you upon written notice to the other party hereto.

      Section 12. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

      Section 13. This Agreement will be construed in accordance with the internal laws of The State of Maryland without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: 111 Center Street, Little Rock, Arkansas 72201; Fax No. (501) 377-2331; Attention: Mr. Richard H. Blank, Jr.

                                          Very truly yours,

                                          NATIONS FUND PORTFOLIOS, INC.


Date: ____________________                By: _____________________________

                                          Name: ___________________________

                                          Title: ____________________________

                                          Accepted and Agreed to:
                                          Servicing Agent

                                          ---------------------------------
                                                     (Firm Name)

                                          ---------------------------------
                                                      (Address)

                                          ---------------------------------
                                              (City)  (State)  (County)

                                          Fax No.__________________________

                                          Attention:_______________________


Date: ____________________                By: _____________________________

                                          Name: ___________________________

                                          Title: ____________________________

                                                                       EXHIBIT I

                          NATIONS FUND PORTFOLIOS, INC.


Nations Global Government Income Fund
Nations Pacific Growth Fund
Nations Emerging Markets Fund